Payment Date	12/26/2003

Servicing Certificate
Beginning Pool Balance	3,935,628.00
Beginning PFA	0.00
Ending Pool Balance	3,722,985.54
Ending PFA Balance	-
Principal Collections	214,842.46
Principal Draws	2,200.00
Net Principal Collections	212,642.46
Active Loan Count	77

Interest Collections	12,537.67

Weighted Average Net Loan Rate	3.98000%
Substitution Adjustment Amount	0.00

Note Rate	1.39875%

Term Notes	Amount	Factor
Beginning Balance	3,805,996.56	0.1522399
Ending Balance	3,592,681.05	0.1437072
Principal	213,315.51	8.5326206
Interest	4,584.24	0.1833696
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	6,804.63

Beginning Overcollateralization Amount	129,631.44
Overcollateralization Amount Increase (Decrease)	673.05
Outstanding Overcollateralization Amount	130,304.49
Overcollateralization Target Amount	130,304.49

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	-	0	0.00%
Delinquent Loans (60 Days)*	-	0	0.00%
Delinquent Loans (90 Days)*	26,336.43	1	0.71%
Delinquent Loans (120 Days)*	46,704.60	2	1.25%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180+ Days)*	-	2	0.00%
Foreclosed Loans	-	0	0.00%
REO	0.00	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcies

	Liquidation To-Date
Beginning Loss Amount	495,124.47
Current Month Loss Amount	0.00
Current Month Principal Recovery	0.00
Net Ending Loss Amount	495,124.47

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	27,564.63
Current Month Net Principal Recovery Amount	0.00
Net Ending Principal Recovery Amount	27,564.63

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to prior month Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Period Balance to Notes	-
Ending Funding Account Balance	-
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00